Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS STRONG

SECOND-QUARTER RESULTS

EARNINGS PER SHARE RISE 38% TO $1.77 ON 11% SALES GROWTH

BEFORE RESTRUCTURING ACTIVITIES

COMPANY RAISES FULL-YEAR SALES AND EPS ESTIMATES AND

FISCAL 2013 OPERATING MARGIN GOAL

New York, NY, February 3, 2011 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for the second quarter ended December 31, 2010 that were sharply higher than the prior-year period.

For the quarter, the Company had net sales of $2.49 billion, a 10% increase compared with $2.26 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales increased 11% from a year ago.  The Company reported net earnings for the quarter of $343.9 million, a 34% increase from $256.2 million last year.  Diluted net earnings per common share rose 34% to $1.71, compared with $1.28 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2011 second quarter results included returns and charges associated with restructuring activities of $19.3 million ($11.9 million after tax), equal to $.06 per diluted common share.  Excluding these returns and charges, and those included in the fiscal 2010 second quarter, net sales for the three months ended December 31, 2010 increased 11% to $2.49 billion and net earnings increased 39% to $355.8 million.  Diluted net earnings per common share rose 38% to $1.77 versus a comparable $1.28 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “Our outstanding performance this holiday season demonstrates that we have the right strategies, product innovation and high-touch services in place for continued profitable growth.  Consumers’ appetite for our brands was fantastic and garnered strong sales and profit gains.  We successfully leveraged our broad-based growth with meaningful improvements in operating margin over the prior-year quarter.

“As we continue our strategic journey, we are learning what has worked and what needs refinement.  Throughout the year we will invest more resources in those areas that are winning and capable of generating sustainable, profitable growth.  Our Company’s second-quarter results cap a strong fiscal 2011 first half, and we believe we are well positioned to achieve another successful year.  This gives us the confidence to raise our full-year diluted earnings per share estimate range to $3.40 to $3.60, as well as increase our fiscal 2013 operating margin target to between 13 and 14 percent.”

During the quarter, the Company’s performance was better than anticipated, due to stronger overall holiday business, particularly from the Company’s largest brands, as well as from a weaker U.S. dollar.  The Company posted sales gains in each of its geographic regions and product categories.  Sales growth was led by the Company’s international businesses, particularly in travel retail and emerging markets.  These results reflect solid increases from higher-margin product launches and the positive impact of more effective advertising spending.

During the quarter, the Company made substantial progress on its previously stated strategic goals with a solid improvement in cost of sales and operating expenses as a percentage of net sales.  In connection with the long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $57 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while certain other operating expenses were lower.  Further, the Company continued to make progress refocusing and repositioning its turnaround brands, collectively generating sharply improved results, compared with the prior-year period.

All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs, including a more strategically focused approach to spending, as well as significant improvement in cost of sales.  Certain product categories and geographic regions were up against easier comparisons with the prior-year period.

Results by Product Category

	Three Months Ended December 31
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2010	2009	Basis	Currency	2010	2009	Basis

Skin Care	$1,029.2	$905.8	14%	14%	$260.2	$199.9	30%
Makeup	882.2	815.7	8	9	191.9	167.7	14
Fragrance	447.6	403.5	11	13	72.9	49.3	48
Hair Care	111.7	110.0	2	2	12.2	(20.1)	100 +
Other	22.8	19.9	15	15	(0.2)	3.1	(100)+
Subtotal	2,493.5	2,254.9	11	11	537.0	399.9	34
Returns and charges associated with restructuring activities	(1.5)	7.4			(19.3)	(0.3)
Total	$2,492.0	$2,262.3	10%	11%	$517.7	$399.6	30%

Skin Care

•                  The skin care category is a strategic priority for the Company.  Skin care net sales grew in each of the Company’s regions.

•                  The Company gained share in this category during the quarter in certain countries, in the stores where its products are sold.

•                  Across each region, the Estée Lauder brand had strong sales from the recent launches of Advanced Night Repair Eye Synchronized Complex and Re-Nutriv Ultimate Lift Age-Correcting Collection.

•                  Contributing to the increased sales were the successful recent launches of Even Better Clinical Dark Spot Corrector, Repairwear Laser Focus Wrinkle & UV Damage Corrector and All About Eyes Serum De-Puffing Night Massage from Clinique.

•                  The Regenerating Serum and The Eye Balm Intense, recent product launches from La Mer, as well as other successful products from La Mer, also contributed incremental sales.

•                  These sales gains were partially offset by lower sales from existing products.

•                  Operating income increased sharply, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased net sales from higher-margin product launches.

Makeup

•                  Makeup net sales grew in each geographic region.  The majority of the sales increase came from the Company’s makeup artist brands, which included incremental sales from the acquisition of the Smashbox brand on July 1, 2010.

•                  The higher makeup sales reflected increases across a broad range of products, such as the recent launches of new Pure Color eye products from Estée Lauder and Acne Solutions Liquid Makeup and Redness Solutions Makeup SPF 15 from Clinique.

•                  Partially offsetting these increases were lower sales of Prescriptives products, due to the brand’s exit from global wholesale distribution after the prior-year period, and from existing products of other brands.

•                  Operating income increased, primarily reflecting improved results from certain of the Company’s heritage brands and from its makeup artist brands.

Fragrance

•                  The fragrance category posted solid double-digit net sales growth compared with the prior-year quarter.  Sales gains were strongest in the Americas.

•                  Incremental sales were generated from the recent launches of pureDKNY, Hilfiger Loud for Her, Coach Poppy and Estée Lauder pleasures bloom, as well as higher sales of Jo Malone and Tom Ford fragrances, and certain other designer fragrances through self-select outlets.

•                  Partially offsetting these increases were lower sales of Clinique Happy and Aromatics Elixir.

•                  We anticipate future net sales growth in this category to be impacted by the Company’s efforts to improve profitability through a more strategically focused approach to investment spending, as well as competitive dynamics.

•                  Fragrance operating results improved substantially.  The improved results primarily reflected higher net sales of designer fragrances and recent product launches, cost reductions and a more strategically focused approach to support spending on winning launches and classics, and in markets with the greatest potential.

Hair Care

•                  Hair care net sales increased primarily because of incremental sales from expanded distribution, particularly outside the United States, as well as from the recent launch of Control Force and Volumizing Tonic from Aveda.

•                  These improvements were partially offset by lower net sales resulting from the reformulation and anticipated re-launch of Ojon brand products.

•                  Hair care operating results increased, primarily reflecting the absence of goodwill and other intangible asset impairments recognized in the prior-year period, partially offset by the impact of the reformulation and anticipated re-launch of Ojon brand products.

Results by Geographic Region

	Three Months Ended December 31
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2010	2009	Basis	Currency	2010	2009	Basis

The Americas	$988.0	$916.9	8%	9%	$98.9	$52.9	87%
Europe, the Middle East & Africa	993.3	895.5	11	15	301.7	230.4	31
Asia/Pacific	512.2	442.5	16	10	136.4	116.6	17
Subtotal	2,493.5	2,254.9	11	11	537.0	399.9	34
Returns and charges associated with restructuring activities	(1.5)	7.4			(19.3)	(0.3)
Total	$2,492.0	$2,262.3	10%	11%	$517.7	$399.6	30%

The Americas

•                  Net sales growth in the region was primarily attributable to higher sales in the United States.  The improvement reflects net sales increases from the Company’s heritage brands, makeup artist brands and increases from various designer fragrances.

•                  The higher sales also reflect the inclusion of the Smashbox brand and gains in Canada and Latin America.

•                  The Company had lower sales of Prescriptives products, due to the brand’s exit from global wholesale distribution after the prior-year period.

•                  During the quarter, excluding the Prescriptives brand, the Company’s share increased in U.S. prestige department and specialty stores.

•                  Operating income in the Americas increased, reflecting improved results from the Company’s heritage and makeup artist brands.  Additionally, the increase reflects a favorable comparison to the prior-year period when the Company incurred goodwill and other intangible asset impairments.  These increases were partially offset by the timing and level of spending activities in the current quarter, which are in line with the current level of sales, and by the impact of reduced profitability in Venezuela due to unfavorable exchange rates.

Europe, the Middle East & Africa

•                  In local currency sales increased in nearly all countries in the region and in each major product category.

•                  The Company’s travel retail business generated significant net sales and profit growth during the quarter, resulting from successful product launches, increased distribution and cost containment.  This reflects both an improvement in global airline passenger traffic and stronger conversion of shoppers into buyers, driven by improved marketing and distribution.

•                  In constant currency, double-digit net sales growth was recorded in a number of countries, with the largest gains coming from emerging markets, such as the Middle East and Russia, as well as Italy and Germany.  Solid sales growth was also posted in the United Kingdom, France and Turkey.  Net sales in Spain and the Balkans declined in the quarter.

•                  The Company estimates that it gained share in certain countries in its points of distribution in this region during the quarter.

•                  In the third quarter of fiscal 2010, the Company undertook an initiative to identify certain underperforming stock keeping units as part of a program to realign the product assortment at our perfumery retailers.  Sales in the current-year quarter benefited from selling in higher demand and faster moving products as part of the program.  Replenishment of products is not expected to continue at the same pace in upcoming quarters.

•                  Operating income increased, reflecting improvements in travel retail and most countries in the region.  The strongest improvements came from the travel retail business, Russia, the United Kingdom, the Middle East and South Africa. The higher results also reflect the favorable comparison to the prior-year period, which included an impairment charge of other intangible assets.  Partially offsetting these improvements were lower results in the Balkans and Spain.

Asia/Pacific

•                  The Company generated solid local currency sales growth in this region, with most countries posting increases.  All product categories had sales gains except fragrance, which was relatively flat.  Including the favorable impact of foreign currency translation, all major product categories improved.

•                  The strongest gains were generated in China, Hong Kong, Taiwan and Malaysia.  These increases were partially offset by lower sales in Japan and Australia.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose, with virtually all countries showing improved results, led by China, Taiwan and Hong Kong.  We have continued incremental investment spending in China to support our growing business in this emerging market.

Six-Month Results

•                  For the six months ended December 31, 2010, the Company reported net sales of $4.58 billion, a 12% increase from $4.10 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 13%.  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions.  Net sales grew in the Company’s skin care, makeup and fragrance categories, which more than offset relatively flat hair care sales.

•                  The Company reported net earnings of $535.0 million for the six months, a 35% increase from the $396.9 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2010 increased 34% to $2.67, compared with $1.99 reported in the same prior-year period.

•                  The fiscal 2011 six-month results included returns and charges associated with restructuring activities of $23.9 million ($15.2 million after-tax), equal to $.07 per diluted common share.

Excluding these returns and charges, and those included in the fiscal 2010 six-month results, net sales for the six months ended December 31, 2010 increased 12% to $4.59 billion, net earnings rose 30% to $550.2 million and diluted net earnings per common share rose 29% to $2.74, versus a comparable $2.13 in the prior-year period.

Cash Flows

•                  For the six months ended December 31, 2010, net cash flows provided by operating activities were $508.0 million, compared with $616.9 million in the prior-year period.

•                  The decrease primarily reflected the higher levels of accounts receivable balances, resulting from increased net sales during the current-year period and the timing of collections, as well as higher accounts payable and inventory cash outflows. Partially offsetting these uses of cash were higher net earnings, as well as the timing and level of tax payments.

•                  While the Company continues to focus on inventory management, days of inventory at December 31, 2010 were higher compared to December 31, 2009, which reflects the anticipated solid sales growth in the third quarter of fiscal 2011 versus the year-ago period.

•                  During the six months, the Company used cash on hand primarily for the purchase of the Smashbox brand, the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.  Cash on hand was also used for the payment of the annual dividend, which reflected a 36% increase per share over the previous dividend rate.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Outlook for Fiscal 2011 Third Quarter and Full Year

During the balance of the fiscal year, the Company expects to increase global advertising spending on new initiatives and impactful product launches, with a greater emphasis on digital media.

The Company continuously monitors and evaluates existing, as well as developing challenges and risks that may affect its businesses in either the near or long term.  Those risks include, in part, volatile economic and political uncertainties, consumer confidence and spending, legal and regulatory issues and foreign currency fluctuations.  The Company’s outlook in the Americas, as well as certain European countries, remains cautious, reflecting the uncertainty or softening of certain retail environments in these regions.  In Asia/Pacific, the Company believes that negative market conditions in Japan are expected to continue.  The Company cannot predict with certainty the extent or duration of these conditions, which makes definitive forecasting difficult.

Third Quarter

•                  Net sales are expected to increase between 8.5% and 10.5% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 0.5% versus the prior-year period.

•                  Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be between $.39 and $.52.

•                  The Company expects to take charges associated with restructuring activities in its fiscal 2011 third quarter of about $15 million, equal to approximately $.05 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per common share before charges associated with restructuring activities are projected to be between $.44 and $.57.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $35 million and $45 million in the third quarter of fiscal 2011.

Full Year

•                  Net sales are now forecasted to grow between 8% and 10% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities, to be between $3.20 and $3.43.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2011 of between $50 million and $60 million, equal to approximately $.17 to $.20 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.40 and $3.60.

•                  On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by fragrance and hair care.

•                  Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company now expects to realize savings of between $180 million and $190 million during fiscal 2011.

•                  The fiscal 2011 full year outlook includes the unfavorable impact of Smashbox integration costs, the negative effects of foreign currency exchange rates and an anticipated increase in the Company’s effective tax rate, which may fluctuate by quarter.

•                  The timing and predictability of when charges may be recorded will likely vary by quarter.  As decisions regarding restructuring and other special charges are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2011 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach, Ojon and Smashbox.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2010	2009	Change	2010	2009	Change

Net Sales (A)	$2,492.0	$2,262.3	10%	$4,583.7	$4,095.7	12%
Cost of Sales (A)	541.1	525.4		1,029.2	970.5
Gross Profit	1,950.9	1,736.9	12%	3,554.5	3,125.2	14%

Gross Margin	78.3%	76.8%		77.5%	76.3%

Operating expenses:
Selling, general and administrative	1,419.2	1,282.4		2,721.0	2,432.1
Restructuring and other special charges (A)	14.0	9.3		17.8	27.5
Goodwill impairment (B)	—	16.6		—	16.6
Impairment of other intangible assets (C)	—	29.0		—	29.0
	1,433.2	1,337.3	7%	2,738.8	2,505.2	9%
Operating Expense Margin	57.5%	59.1%		59.7%	61.2%

Operating Income	517.7	399.6	30%	815.7	620.0	32%

Operating Income Margin	20.8%	17.7%		17.8%	15.1%

Interest expense, net	16.1	19.9		32.2	39.5
Earnings before Income Taxes	501.6	379.7	32%	783.5	580.5	35%

Provision for income taxes	155.7	118.0		248.0	181.0
Net Earnings	345.9	261.7	32%	535.5	399.5	34%

Net earnings attributable to noncontrolling interests	(2.0)	(5.5)		(0.5)	(2.6)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$343.9	$256.2	34%	$535.0	$396.9	35%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.75	$1.30	35%	$2.72	$2.01	35%
Diluted	1.71	1.28	34%	2.67	1.99	34%

Weighted average common shares outstanding:
Basic	196.7	197.3		196.7	197.0
Diluted	200.9	200.4		200.6	199.3

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges, inclusive of cumulative charges recorded to date and over the next few fiscal years, totaling between $350 million and $450 million, before taxes.

During the six months ended December 31, 2010 and December 31, 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and special charges -  Three months ended December 31, 2010 and 2009

For the three months ended December 31, 2010 and 2009, aggregate restructuring charges of $10.7 million and $5.9 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three months ended December 31, 2010 and 2009 of $3.3 million and $3.4 million, respectively, related to consulting, other professional services, and accelerated depreciation.

During the three months ended December 31, 2010, the Company recorded $1.5 million, reflecting sales returns (less a related cost of sales of $0.5 million) and a write-off of inventory of $4.3 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

During the three months ended December 31, 2009, the Company recorded an adjustment of $7.4 million to reduce then-anticipated sales returns (less a related cost of sales of $1.6 million), and a benefit of $3.2 million to reduce the estimated write-off of inventory associated with exiting unprofitable operations, primarily related to the exit from the global wholesale distribution of the Prescriptives brand.

Total charges associated with restructuring activities included in operating income for the three months ended December 31, 2010 and 2009, were $19.3 million and $0.3 million, respectively.

Restructuring and special charges - Six months ended December 31, 2010 and 2009

For the six months ended December 31, 2010 and 2009, aggregate restructuring charges of $12.4 million and $20.6 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the six months ended December 31, 2010 and 2009 of $5.4 million and $6.9 million, respectively, related to consulting, other professional services, and accelerated depreciation.

During the six months ended December 31, 2010, the Company recorded $1.5 million, reflecting sales returns (less a related cost of sales of $0.5 million) and a write-off of inventory of $5.1 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

For the six months ended December 31, 2009, the Company recorded $11.1 million, reflecting sales returns (less a related cost of sales of $2.3 million) and a write-off of inventory associated with exiting unprofitable operations of $6.3 million.

Total charges associated with restructuring activities included in operating income for the six months ended December 31, 2010 and 2009, were $23.9 million and $42.6 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the second quarter of fiscal 2010, the Company recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million.

(C) During the second quarter of fiscal 2010, the Company recognized impairment charges for Ojon of $6.0 million for its trademark and $17.2 million for its customer list.  Also during the second quarter of fiscal 2010, the Company recorded an impairment charge of $5.8 million related to the Darphin trademark.

This earnings release includes some non-GAAP financial measures relating to returns and charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,492.0	$1.5	$2,493.5	$2,262.3	$(7.4)	$2,254.9	11%
Cost of sales	541.1	(3.8)	537.3	525.4	1.6	527.0

Gross Profit	1,950.9	5.3	1,956.2	1,736.9	(9.0)	1,727.9	13%
Gross Margin	78.3%		78.4%	76.8%		76.6%

Operating expenses	1,433.2	(14.0)	1,419.2	1,337.3	(9.3)	1,328.0	7%

Operating Expense Margin	57.5%		56.9%	59.1%		58.9%

Operating Income	517.7	19.3	537.0	399.6	0.3	399.9	34%
Operating Income Margin	20.8%		21.5%	17.7%		17.7%

Provision for income taxes	155.7	7.4	163.1	118.0	(0.1)	117.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	343.9	11.9	355.8	256.2	0.4	256.6	39%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.71	.06	1.77	1.28	.00	1.28	38%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2010			Six Months Ended December 31, 2009			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$4,583.7	$1.5	$4,585.2	$4,095.7	$11.1	$4,106.8	12%
Cost of sales	1,029.2	(4.6)	1,024.6	970.5	(4.0)	966.5

Gross Profit	3,554.5	6.1	3,560.6	3,125.2	15.1	3,140.3	13%
Gross Margin	77.5%		77.7%	76.3%		76.5%

Operating expenses	2,738.8	(17.8)	2,721.0	2,505.2	(27.5)	2,477.7	10%

Operating Expense Margin	59.7%		59.4%	61.2%		60.3%

Operating Income	815.7	23.9	839.6	620.0	42.6	662.6	27%
Operating Income Margin	17.8%		18.3%	15.1%		16.2%

Provision for income taxes	248.0	8.7	256.7	181.0	14.9	195.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	535.0	15.2	550.2	396.9	27.7	424.6	30%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.67	.07	2.74	1.99	.14	2.13	29%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended December 31		Percent Change		Six Months Ended December 31		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$988.0	$916.9	8%	9%	$1,985.2	$1,809.2	10%	10%
Europe, the Middle East & Africa	993.3	895.5	11	15	1,674.2	1,497.4	12	16
Asia/Pacific	512.2	442.5	16	10	925.8	800.2	16	10
Subtotal	2,493.5	2,254.9	11	11	4,585.2	4,106.8	12	12
Returns associated with restructuring activities	(1.5)	7.4			(1.5)	(11.1)
Total	$2,492.0	$2,262.3	10%	11%	$4,583.7	$4,095.7	12%	13%

By Product Category:
Skin Care	$1,029.2	$905.8	14%	14%	$1,886.9	$1,636.1	15%	16%
Makeup	882.2	815.7	8	9	1,676.4	1,533.6	9	10
Fragrance	447.6	403.5	11	13	782.1	695.0	13	15
Hair Care	111.7	110.0	2	2	206.1	207.9	(1)	—
Other	22.8	19.9	15	15	33.7	34.2	(1)	(1)
Subtotal	2,493.5	2,254.9	11	11	4,585.2	4,106.8	12	12
Returns associated with restructuring activities	(1.5)	7.4			(1.5)	(11.1)
Total	$2,492.0	$2,262.3	10%	11%	$4,583.7	$4,095.7	12%	13%

OPERATING INCOME (LOSS)
By Region:
The Americas	$98.9	$52.9	87%		$202.0	$166.8	21%
Europe, the Middle East & Africa	301.7	230.4	31		440.3	323.7	36
Asia/Pacific	136.4	116.6	17		197.3	172.1	15
Subtotal	537.0	399.9	34		839.6	662.6	27
Charges associated with restructuring activities	(19.3)	(0.3)			(23.9)	(42.6)
Total	$517.7	$399.6	30%		$815.7	$620.0	32%

By Product Category:
Skin Care	$260.2	$199.9	30%		$410.1	$314.2	31%
Makeup	191.9	167.7	14		295.1	275.5	7
Fragrance	72.9	49.3	48		123.2	77.5	59
Hair Care	12.2	(20.1)	100 +		14.0	(10.5)	100 +
Other	(0.2)	3.1	(100)+		(2.8)	5.9	(100)+
Subtotal	537.0	399.9	34		839.6	662.6	27
Charges associated with restructuring activities	(19.3)	(0.3)			(23.9)	(42.6)
Total	$517.7	$399.6	30%		$815.7	$620.0	32%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2010	June 30 2010	December 31 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,043.1	$1,120.7	$1,223.6
Accounts receivable, net	1,172.5	746.2	1,098.5
Inventory and promotional merchandise, net	866.9	826.6	756.4
Prepaid expenses and other current assets	431.6	427.5	371.0
Total Current Assets	3,514.1	3,121.0	3,449.5

Property, Plant and Equipment, net	1,066.9	1,023.6	1,012.0
Other Assets	1,400.8	1,191.0	1,250.0
Total Assets	$5,981.8	$5,335.6	$5,711.5

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$26.0	$23.4	$27.8
Accounts payable	349.3	425.2	314.3
Other current liabilities	1,376.1	1,123.6	1,313.6
Total Current Liabilities	1,751.4	1,572.2	1,655.7

Noncurrent Liabilities
Long-term debt	1,205.1	1,205.0	1,375.9
Other noncurrent liabilities	619.6	593.0	671.3
Total Noncurrent Liabilities	1,824.7	1,798.0	2,047.2

Total Equity	2,405.7	1,965.4	2,008.6
Total Liabilities and Equity	$5,981.8	$5,335.6	$5,711.5

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2010	2009
Cash Flows from Operating Activities
Net earnings	$535.5	$399.5
Depreciation and amortization	135.3	127.7
Deferred income taxes	12.9	(28.9)
Goodwill and intangible asset impairments	—	45.6
Other items	59.7	51.1
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(387.9)	(226.3)
Decrease in inventory and promotional merchandise, net	0.2	48.6
Decrease (increase) in other assets, net	(27.4)	2.0
Increase in accounts payable and other liabilities	179.7	197.6
Net cash flows provided by operating activities	$508.0	$616.9

Capital expenditures	144.8	104.2
Payments to acquire treasury stock	173.0	78.1
Dividends paid	148.0	109.1
Acquisition of businesses and other intangible assets	256.1	9.3

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